Exhibit (d)(20)

AMENDMENT NO. 1

TO INVESTMENT SUB-ADVISORY AGREEMENT

Amendment No. 1 to INVESTMENT SUB-ADVISORY AGREEMENT dated as of February 29, 2008, by and among Thrivent Asset Management, LLC, Thrivent Mutual Funds, and Goldman Sachs Asset Management, L.P. (the “Agreement”) hereby amends the Agreement by (i) deleting Schedule I to the Agreement in its entirety and replacing it with Exhibit A to this Amendment, attached hereto and (ii) deleting the first sentence of Section IV of the Agreement and replacing it with the following:

For the services provided pursuant to this Agreement, Sub-adviser shall receive an investment management fee as set forth in Schedule I and Schedule II, attached hereto and incorporated herein by reference.

Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

THRIVENT ASSET MANAGEMENT, LLC

By:	/s/ Russell W. Swansen
Name: Russell W. Swansen
Title: President

THRIVENT MUTUAL FUNDS

By:	/s/ Russell W. Swansen
Name: Russell W. Swansen
Title: President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:	/s/ Marci Green
Name: Marci Green
Title: Managing Director

EXHIBIT A

Schedule I

Dated as of September 25, 2013

Sub-advisory Fees

Compensation pursuant to Section IV of this Subadvisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets managed under the emerging market debt mandate that are subject to the Sub-adviser’s investment discretion in the Thrivent Partner Worldwide Allocation Fund:

Average Daily Net Assets*	Rate**

First $200 million	50 bp
Next $200 million	45 bp
Over $400 million	40 bp

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g., if average daily net assets are $275 million, a rate of 50 bp would apply to $200 million and a rate of 45 bp would apply to $75 million.

**Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of the Fund in emerging market debt that are subject to the Sub-adviser’s investment discretion shall be aggregated with the value of the average daily net assets of the Thrivent Partner Worldwide Allocation Portfolio managed under the emerging market debt mandate that are subject to the Sub-adviser’s investment discretion.

Schedule II

Dated as of September 25, 2013

Sub-advisory Fees

Compensation pursuant to Section IV of this Sub-advisory Agreement shall be payable monthly in arrears and calculated in accordance with the following schedule applied to aggregate average daily net assets managed under the international small capitalization securities mandate that are subject to the Sub-adviser’s investment discretion in the Thrivent Partner Worldwide Allocation Fund:

Average Daily Net Assets*	Rate**

First $250 million	58 bp
Over $250 million	54 bp

*When average daily net assets exceed the first breakpoint, multiple rates will apply, resulting in a blended rate, e.g., if average daily net assets are $275 million, a rate of 58 bp would apply to $250 million and a rate of 54 bp would apply to $25 million.

**Solely for purposes of calculating the fees payable under this Fee Schedule, the value of the average daily net assets of the Fund in international small capitalization securities that are subject to the Sub-adviser’s investment discretion shall be aggregated with the value of the average daily net assets of the Thrivent Partner Worldwide Allocation Portfolio managed under the international small capitalization securities mandate that are subject to the Sub-adviser’s investment discretion.